Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), dated as of  June 1, 2011, is by and between Retail Opportunity Investments Corp., a Delaware corporation ("ROIC") and Retail Opportunity Investments Corp., a Maryland corporation and a wholly-owned subsidiary of ROIC ("ROIC Maryland").

WITNESSETH:

WHEREAS, ROIC is a corporation duly formed under the laws of the State of Delaware;

WHEREAS, ROIC Maryland is a corporation duly formed under the laws of the State of Maryland; and

WHEREAS, the board of directors and stockholders of ROIC and the board of directors and sole stockholder of ROIC Maryland each deems it advisable, upon the terms and subject to the conditions of this Agreement, that ROIC be reincorporated as a Maryland corporation by the merger of ROIC with and into ROIC Maryland where ROIC Maryland will be the surviving entity; and

WHEREAS, Section 252 of the Delaware General Corporation Law and Section 3-102 of the Maryland General Corporation Law ("MGCL") permit the merger of a Delaware corporation with and into a Maryland corporation.

NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the laws of the State of Delaware and the State of Maryland, ROIC shall be merged with and into ROIC Maryland (the "Merger"). As a result of the Merger, the identity and separate existence of ROIC shall cease and ROIC Maryland shall continue as the surviving entity of the Merger (sometimes referred to herein as the "Surviving Corporation").

Section 1.02. Effective Time.  The parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the State Department of Assessments and Taxation of the State of Maryland, as required by, and executed in accordance with the relevant laws of the State of Delaware and the State of Maryland, all to be effective as of the time of acceptance of the articles of merger by the Secretary of State of the State of Delaware and the State Department of Assessments and Taxation of the State of Maryland (the "Effective Time").

Section 1.03. Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided under the laws of the State of Delaware and the State of Maryland. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers and franchises of ROIC, shall vest in the Surviving Corporation, and all debts, liabilities and duties of ROIC shall become the debts, liabilities and duties of the Surviving Corporation.  Forthwith upon the Effective Date, the 1,000 shares of ROIC Maryland common stock, $0.0001 par value per share ("ROIC

Maryland Common Stock"), issued and outstanding in the name of ROIC shall be canceled and retired and resume the status of authorized and unissued shares of ROIC Maryland Common Stock, and no shares of ROIC Maryland Common Stock or other securities of ROIC Maryland shall be issued in respect thereof.

Section 1.04. Charter and Bylaws.  The Charter and Bylaws of ROIC Maryland in effect at the Effective Time of the Merger will be the Charter and Bylaws of ROIC Maryland as the Surviving Corporation until further amended in accordance with their terms and the MGCL.

Section 1.05. Directors and Officers.  The executive officers of ROIC Maryland immediately prior to the Effective Time will be the executive officers of the Surviving Corporation thereafter, without change, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Charter and Bylaws. The directors of ROIC Maryland immediately prior to the Effective Time will be the directors of the Surviving Corporation thereafter, without change, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Charter and Bylaws.

Section 1.06. Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of ROIC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the proper officers of the Surviving Corporation shall be and hereby are directed and authorized to execute and deliver, in the name and on behalf of ROIC, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of ROIC or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.07. Further Assurances.  Each of ROIC and ROIC Maryland will execute or cause to be executed all documents and will take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the laws of the State of Delaware and the State of Maryland to consummate and effect the Merger and further the purpose of this Agreement.

Section 1.08. Conditions.  Consummation of the Merger and related transactions is subject to satisfaction of the following conditions prior to the Effective Time:

(a)
The Merger must have been approved by the requisite vote of stockholders of ROIC and ROIC Maryland, and all other necessary action must have taken place to authorize the execution, delivery and performance of this Agreement by ROIC and ROIC Maryland.

(b)	All regulatory approvals necessary in connection with the consummation of the Merger and the transactions contemplated thereby must have been obtained.

Section 1.09. Termination; Amendment.  This Agreement may be terminated and the Merger abandoned or deferred by either ROIC or ROIC Maryland by appropriate resolution of the board of directors of either ROIC or ROIC Maryland at any time prior to the Effective Time notwithstanding approval of this Agreement by the stockholders of ROIC or ROIC Maryland, or both, if circumstances arise which, in the opinion of the board of directors of ROIC or ROIC Maryland make the Merger inadvisable or such deferral of the time of consummation of the Merger advisable. Subject to applicable law and subject to the rights of the stockholders to approve any amendment that would have a material adverse effect on the stockholders, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

ARTICLE II

CONVERSION OF SHARES

Section 2.01. Conversion of Common Stock.  Upon the Effective Date, by virtue of the merger and without any action on the part of any holder thereof, each issued share of ROIC common stock, $0.0001 par value per share ("ROIC Common Stock"), outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of ROIC Maryland Common Stock.

Section 2.02. Stock Certificates.  If any registered holder on the books and records of ROIC holds stock certificates representing ROIC Common Stock, such registered owner shall not be entitled to receive ROIC Maryland Common Stock until such time as the registered holder surrenders the applicable stock certificate or certificates to ROIC Maryland or its exchange agent, together with a duly completed and executed letter of transmittal as provided by ROIC Maryland or its exchange agent and any other documents as may be required by such letter of transmittal.

Section 2.03. Options, Warrants and Convertible Securities.  Upon the Effective Date, each outstanding option, warrant and right to purchase ROIC Common Stock, including those options granted under any of ROIC's 2009 Equity Incentive Plan (the "Equity Incentive Plan") and warrants issued pursuant to the Warrant Agreement, dated as of October 17, 2007, between ROIC and Continental Stock Transfer and Trust Company, as amended by the Supplement and Amendment to Warrant Agreement, by and between ROIC and Continental Stock Transfer & Trust Company, dated October 20, 2009 (as amended, the "Warrant Agreement"), shall be converted into and become an option, warrant, or right to purchase the number of shares of ROIC Maryland Common Stock determined by multiplying the number of shares of ROIC Common Stock subject to the option, warrant or right to purchase by the number one (1), at a price per share equal to the same exercise price of the option, warrant or right to purchase ROIC Common Stock, and upon the same terms and subject to the same conditions as set forth in the Equity Incentive Plan, the Warrant Agreement and any other plan or agreement entered into by ROIC pertaining to such options, warrants or rights. A number of shares of ROIC Maryland Common Stock of the relevant class and series shall be reserved for purposes of the options, warrants and rights described in the preceding sentence equal to the number of shares of ROIC Common Stock so reserved as of the Effective Date. As of the Effective Date, ROIC Maryland shall assume all obligations of ROIC under agreements pertaining to such options, warrants and rights, including the Equity Incentive, and the outstanding options, warrants or other rights, or portions thereof, granted pursuant thereto.

ARTICLE III

GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland, without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, ROIC and ROIC Maryland have each caused this Agreement to be duly executed under seal, all as of the date first above written.

RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation

By:	/s/ Stuart A. Tanz
Name: Stuart A. Tanz
Title: President and Chief Executive Officer

RETAIL OPPORTUNITY INVESTMENTS CORP., a Maryland corporation

By:	/s/ Stuart A. Tanz
Name: Stuart A. Tanz
Title: President and Chief Executive Officer